Calculation of Filing Fee Tables
S-8
Coursera, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.00001 par value per share, 2021 Stock Incentive Plan	457(a)	8,003,476	$ 8.21	$ 65,708,537.96	0.0001531	$ 10,059.98
2	Equity	Common stock, $0.00001 par value per share, 2021 Employee Stock Purchase Plan	457(a)	1,600,695	$ 6.98	$ 11,172,851.10	0.0001531	$ 1,710.56
Total Offering Amounts:						$ 76,881,389.06		$ 11,770.54
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 11,770.54
Offering Note
[1]	Pursuant to Rule 416(a) of the Securities Act of 1993 (the "Securities Act"), this Registration Statement on Form S-8 also covers any additional securities of Coursera, Inc. (the "Registrant") that may be offered or become issuable under the Coursera, Inc. 2021 Stock Incentive Plan (the "2021 Plan") in connection with any stock split, stock dividend, recapitalization, or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant's outstanding shares of common stock. Represents additional shares of the Registrant's common stock automatically reserved and available for issuance under the 2021 Plan resulting from the annual "evergreen" increase in the number of authorized shares reserved and available for issuance under the 2021 Plan on January 1, 2025. The annual increase was 5% of the number of shares of common stock outstanding on December 31, 2024. The proposed maximum offering price per unit was estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant's common stock as reported on the New York Stock Exchange on February 20, 2025.

[2]	Pursuant to Rule 416(a) of the Securities Act, this Registration Statement on Form S-8 also covers any additional securities of the Registrant that may be offered or become issuable under the Coursera, Inc. 2021 Employee Stock Purchase Plan (the "ESPP") in connection with any stock split, stock dividend, recapitalization, or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant's outstanding shares of common stock. Represents additional shares of the Registrant's common stock automatically reserved and available for issuance under the ESPP resulting from the annual "evergreen" increase in the number of authorized shares reserved and available for issuance under the ESPP on January 1, 2025. The annual increase was 1% of the number of shares of common stock outstanding on December 31, 2024. The proposed maximum offering price per unit was estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purposes of calculating the registration fee on the basis of 85% of the average of the high and low prices of the Registrant's common stock as reported on the New York Stock Exchange on February 20, 2025. Pursuant to the ESPP, the purchase price of common stock will be 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the purchase date.